CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of VanEck Funds of our reports dated February 26, 2026, relating to the financial statements and financial highlights for the funds constituting VanEck Funds listed in Appendix A , which appear in VanEck Funds’ Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings "Management of the Fund and Service Providers", "Additional Information" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
New York, New York
April 24, 2026

Appendix A

CM Commodity Index Fund
VanEck Emerging Markets Bond ETF
Emerging Markets Fund
Global Resources Fund
International Investors Gold Fund
VanEck Morningstar Wide Moat Fund
VanEck Onchain Economy ETF